Exhibit 16.1

April 23, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 23, 2015, of SFX Entertainment, Inc. and are in agreement with the statements contained in paragraphs two and three on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP